Exhibit 5.1

March 4, 2025

Emergent BioSolutions Inc.

300 Professional Drive,

Gaithersburg, Maryland 20879

Ladies and Gentlemen:

We have acted as counsel to Emergent BioSolutions Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the United States Securities and Exchange Commission (the “Commission”) on the date hereof of Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-1 (File No. 333-283150) (as amended, the “Current Registration Statement”). The Post-Effective Amendment is being filed to convert the Current Registration Statement into a Registration Statement on Form S-3 (as amended, the “Registration Statement”) relating to the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the resale by the holders thereof of (i) up to 1,113,338 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Issued Shares”), issued pursuant to the Subscription Agreement (as defined below), (ii) warrants to purchase up to 1,000,000 shares of Common Stock at an exercise price of $9.8802 per share (the “Series I Warrants”), issued pursuant to the Warrant Agreement (as defined below), (iii) warrants to purchase up to 1,500,000 shares of Common Stock at an exercise price of $15.7185 per share (together with the Series I Warrants, the “Warrants”) issued pursuant to the Warrant Agreement and (iv) 2,500,000 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”).

In connection with this opinion, we have reviewed:

(i)	the Registration Statement and the prospectus relating to the offering of the securities covered by this opinion;

(ii)	the Subscription Agreement, dated as of August 30, 2024, by and between the Company and the Subscribers (as defined therein) (the “Subscription Agreement”);

(iii)	the Warrant Agreement, dated as of August 30, 2024, by and between the Company and Broadridge Corporate Issuer Solutions LLC, as warrant agent (the “Warrant Agreement”); and

(iv)	such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed that the Issued Shares have been duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the respective owners thereof and that any Warrant Shares issued upon exercise of the Warrants will be duly registered on the books of the transfer agent in the name and on behalf of the respective owners thereof. We have also assumed that the Company will comply with applicable notice requirements

Emergent BioSolutions Inc.

March 4, 2025

regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further the accuracy of the representations of the Company, and compliance by the Company with the covenants, set forth in the Subscription Agreement and the Warrant Agreement. We have assumed further that the Warrant Agreement has been duly authorized, executed and delivered by the warrant agent; and that the Warrant Agreement and the Warrants will constitute the valid and binding obligations of the warrant agent and the holders of Warrants, respectively, enforceable against such parties in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. We have assumed further that the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. We also have assumed that the Exercise Price (as defined in each of the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

(1)	The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(2)

The Warrants have been duly issued and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3)

The Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, when issued and paid for upon exercise of the applicable Warrants, including receipt by the Company of full payment therefor, in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following qualifications. We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with

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March 4, 2025

statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) provisions requiring amendments and waivers to be in writing; (vi) provisions making notices effective even if not actually received; (vii) exclusive jurisdiction or venue provisions and (viii) provisions purporting to make a party’s determination conclusive.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP